Exhibit 10.21

 TENTH AMENDMENT TO LOAN AGREEMENT
AND WAIVER

THIS TENTH AMENDMENT TO LOAN AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of March 31, 2011 by and between WESTERN RESERVE BANCORP, INC., an Ohio corporation (the “Borrower”) and TCF NATIONAL BANK, a national banking association (the “Bank”).

RECITALS:
A. The Borrower and the Bank are parties to a certain letter loan agreement dated as of May 5, 2003, as amended by a certain First Amendment to Loan Agreement dated as of March 31, 2005, as further amended by a certain Second Amendment to Loan Agreement dated as of June 30, 2005, as further amended by a certain Third Amendment to Loan Agreement dated as of July 20, 2006, as further amended by a certain letter agreement dated as of February 6, 2007, as further amended by a certain Fifth Amendment to Loan Agreement and Waiver dated as of June 21, 2007, as further amended by a certain Sixth Amendment to Loan Agreement dated September 28, 2007, as further amended by a certain Seventh Amendment to Loan Agreement dated July 18, 2008, as further amended by a certain Eighth Amendment to Loan Agreement dated June 19, 2009, and as further amended by a certain Ninth Amendment to Loan Agreement and Waiver dated September 17, 2010 (as amended, the “Loan Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B. The Borrower has requested that the Bank (i) waive non-compliance with certain financial covenants of the Loan Agreement, (ii) modify the financial covenants, and (v) modify certain other terms and provisions set forth in the Loan Agreement, and the Bank is willing to do so upon the terms and subject to the conditions set forth herein.

C. All said modifications shall be made upon the terms and subject to the conditions herein set forth.

AGREEMENTS:
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Conditions Precedent.  The effectiveness of all of the amendments and agreements set forth in this Amendment are subject to condition precedent that the Bank shall have received all of the following items, each dated such date and in form and substance satisfactory to the Bank, and each duly executed by all appropriate parties:

(a) This Amendment.

(b) A certificate of the secretary or an assistant secretary of the Borrower, certifying: (i) the names of the officers of the Borrower authorized to sign this Amendment and the other documents delivered or to be delivered in connection herewith to which the Borrower is a party or by which it is bound, (ii) that, except as specifically certified in such certificate, the Articles of Incorporation and Bylaws of the Borrower have not been amended, modified, supplemented or restated since the date such documents were last certified to the Bank, and (iii) a copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Amendment and any other documents delivered or to be delivered in connection herewith to which the Borrower is a party or by which it is bound, together with all documents evidencing other necessary corporate action.

(c) Such other documents or instruments as the Bank may reasonably require.

Section 2. Waivers of Financial Covenants.

(a) Pursuant to Section 4.15 of the Loan Agreement, the Borrower is required to maintain Tangible Net Worth plus subordinated debt in an amount of not less than $18,500,000 at all times.  The Borrower has advised the Bank that its Tangible Net Worth plus subordinated debt as of September 30, 2010 was $18,178,000 and as of December 31, 2010 was $17,337,000.  The Borrower has requested that the Bank waive its failure to comply with Section 4.15 of the Loan Agreement as of said measurement dates.  Subject to the full satisfaction of all conditions precedent described in Section 1 above, the Bank hereby waives the Borrower’s non-compliance with Section 4.15 of the Loan Agreement as of September 30, 2010 and December 31, 2010, and the Bank waives any Events of Default arising from such expressly-described failures to comply.

(b) Pursuant to Section 4.16(a) of the Loan Agreement, the Borrower is required to maintain a net income for each fiscal year of not less than $200,000.  The Borrower has advised the Bank that the actual net income for fiscal year ending December 31, 2010 was ($1,891,000).  The Borrower has requested that the Bank waiver is failure to comply with Section 4.16(a) of the Loan Agreement as of said measure date.  Subject to the full satisfaction of all of the conditions precedent described in Section 1 above, the Bank hereby waives the Borrower’s non-compliance with Section 4.16(a) of the Loan Agreement as of December 31, 2010, and the Bank waives any Event of Default arising from such expressly-described failure to comply.

(c) Pursuant to Section 4.16(f) of the Loan Agreement, the Borrower was required to maintain a ratio of Non-performing Loans to Total Assets of not more than 2.35% during the period from January 1, 2010 through September 30, 2010, and not more than 2.00% during the period from October 1, 2010 through December 31, 2010.  The Borrower has advised the Bank that the actual ratio of Non-performing Loans to Total Assets as of  September 30, 2010 was 3.05% and as of December 31, 2010 was 3.94%.  The Borrower has requested that the Bank waive its failure to comply with Section 4.16(f) of the Loan Agreement as of said measurement dates.  Subject to the full satisfaction of all of the conditions precedent described in Section 1 above, the Bank hereby waives the Borrower’s non-compliance with Section 4.16(f) of the Loan Agreement as of September 30, 2010 and December 31, 2010, and the Bank waives any Events of Default arising from such expressly-described failures to comply.

(d) Except as expressly provided herein, all provisions of the Loan Agreement remain in full force and effect, and the foregoing waivers shall not apply to any other or subsequent failure to comply with the Sections referenced above or any other provision of the Loan Agreement.

Section 3. Amendments.

(a) Commitment Amount.  The first paragraph of the Loan Agreement is hereby amended by deleting reference to “in an aggregate amount not to exceed $3,000,000” and replacing it with a reference to “in an aggregate amount not to exceed $2,000,000 (the “Commitment”) ”.

(b) The Loan.  Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.1           The Loan.  Subject to the terms and conditions of this Agreement, the Bank will make loans (the “Loans”) to the Borrower upon the request of the Borrower not later than July 1, 2012 (the “Maturity Date”) in aggregate amounts not to exceed the Commitment.  The Borrower shall request each Loan not later than 2:00 p.m. Ann Arbor, Michigan local time on the date of the requested Loan, and each Loan shall be in an amount of not less than $100,000.  Each request for a Loan shall be made in a writing signed by two (2) “Authorized Officers” (as that term is defined in the Secretary’s Certificate delivered to the Bank pursuant to Section 2(c) hereof); provided, however, that a Loan may be requested via telephone by one (1) Authorized Officer so long as such request is promptly confirmed in a writing signed by two (2) Authorized Officers.  The Bank shall be entitled to act on the instructions of anyone identifying himself or herself as an Authorized Officer and upon the instructions of any other agent or employee authorized or designated by the Borrower from time to time to request Loans or disbursements of loan proceeds, and the Borrower shall be bound thereby in the same manner as if the person were actually so authorized.”

(c) The Note.  Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.2           The Note.  The Loans shall be evidenced by the Amended and Restated Promissory Note dated as of September 17, 2010 by Borrower in favor of Bank, a copy of which is attached hereto as Exhibit A (as the same may hereafter be amended, extended, renewed or replaced, the “Note”).  The principal balance of the Loans shall be payable on the earlier of the Maturity Date or the date that the Loans are accelerated as provided in Section 5.2 (the “Due Date”).”

(d) Interest.  Section 1.3 of the Loan Agreement is amended by deleting each reference to “Notes” and replacing it with a reference to “Note”.

(e) Payments.  Section 1.5 of the Loan Agreement is amended by deleting the reference to “Notes” and replacing it with a reference to “Note”.

(f) Use of Proceeds.  Section 1.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.6           Use of Proceeds.  Proceeds of the Loans shall be applied by the Borrower solely to make capital contributions to Western Reserve Bank.”

(g) Loan Fee.  Section 1.7 of the Loan Agreement is hereby amended and restated to read as follows:

“1.7           Loan Fees.  The Borrower agrees to pay the Bank facility fees in the amount equal to $7,500.00, which fees shall be due and payable annually during the term of the Loan on June 30 of each year, commencing on June 30, 2010, and shall be non-refundable when paid and wholly earned when received.”

(h) Conditions Precedent.  The last paragraph of Section 2  is hereby amended and restated to read as follows:

In addition to the foregoing conditions precedent, it shall be a condition precedent to any further advance in respect of the Commitment that the Borrower deliver to the Bank a formal, written repayment plan for the Loans (which plan shall include details on the timing and amounts of all repayments, and shall otherwise be in form and substance acceptable to the Bank).  The repayment plan must be acceptable to the Bank in its sole discretion.

(i) Organization, Standing, Etc.  Section 3.1 of the Loan Agreement is amended by deleting the reference to “Notes” and replacing it with a reference to “Note”.

(j) Covenants.  The preamble of Section 4 of the Loan Agreement is amended by deleting the reference to “Notes” and replacing it with a reference to “Note”.

(k) Total Capital Base Covenant.  Section 4.15 of the Loan Agreement is hereby amended by deleting the reference to “$18,500,000” and replacing it with a reference to “$17,000,000”.

(l) Amendment to Financial Covenants.  Sections 4.16(a), (c), (f) and (g) of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“(a)           Maintain net income (determined in accordance with generally accepted accounting principles) for each fiscal quarter of not less than $0.00.

(c)	[Intentionally	Deleted].
(f)	[Intentionally	Deleted].
(g)	[Intentionally Deleted].”

(m) Annual Cleanup.  Section 4.19 of the Loan Agreement is hereby amended and restated to read as follows:

“4.19           [Intentionally Deleted].”

(n) Events of Default.  Subsection (a) of Section 5.1 of the Loan Agreement is amended by deleting the reference to “any Note” and replacing it with a reference to “the Note”.

(o) Bank’s Right on Default.  Section 5.2 of the Loan Agreement is amended (i) by deleting the first reference to “Notes” and replacing it with a reference to “Note”, and (ii) by deleting the second reference to “Notes (or any of them)” and replacing it with a reference to “Note”.

(p) Binding Effect.  Section 6.1 of the Loan Agreement is amended by deleting the reference to “Notes (or any of them)” and replacing it with a reference to “Note”.

(q) Governing Law.  Section 6.2 of the Loan Agreement is amended by deleting each reference to “Notes” and replacing it with a reference to “Note”.

(r) Jurisdiction and Venue.  Section 6.7 of the Loan Agreement is amended by deleting the reference to “Notes” and replacing it with a reference to “Note”.

Section 4. Representations; No Default.  The Borrower represents and warrants that: (a) the Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by the Borrower in connection herewith, (b) neither this Amendment nor the agreements contained herein contravene or constitute an Event of Default, or an event which with the giving of notice or passage of time or both would mature into an Event of Default (an “Unmatured Event of Default”), under the Loan Agreement or a default under any other agreement, instrument or indenture to which the Borrower is a party or a signatory, or any provision of the Borrower’s Articles of Incorporation or Bylaws or, to the best of the Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Bank, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by the Borrower in connection herewith or the performance of obligations of the Borrower herein described, except for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Bank, (d) no events have taken place and no circumstances exist at the date hereof which would give the Borrower grounds to assert a defense, offset or counterclaim to the obligations of the Borrower under the Loan Agreement or any of the other Loan Documents (defined below), and (e) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which the Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes.

Section 5. Reaffirmation of Pledge Agreement.  The Borrower hereby reaffirms that the unpaid balance of the Notes and all of the other obligations of the Borrower under the Loan Agreement are now and shall hereafter continue to be secured by, among other things, a first priority, perfected security interest in the “Collateral” described in that certain Pledge Agreement dated May 5, 2003 executed by the Borrower in favor of the Bank.  All of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such Pledge Agreement and any and all other documents and agreements entered into with respect to the obligations of the Borrower under the Loan Agreement (collectively, the “Loan Documents”) are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower.

Section 6. Affirmation, Further References. The Bank and the Borrower each acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the Loan Agreement and the Loan Documents are hereby amended and shall refer to the Loan Agreement and the Loan Documents, as amended by this Amendment.

Section 7. Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 8. Severability.  Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 9. Successors.  This Amendment shall be binding upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and to the respective successors and assigns of the Bank.

Section 10. Costs and Expenses.  The Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrower under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 11. Headings.  The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 12. Counterparts.  This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement.

Section 13. Governing Law.  This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 14. No Waiver.  Except as expressly provided for above, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

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signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to Loan Agreement and Waiver to be executed as of the day and year first above written.

BORROWER:	WESTERN RESERVE BANCORP, INC., an Ohio corporation

	By:	/s/ Edward McKeon
Printed Name: Edward McKeon
Its: President/CEO

	By:	/s/ Cynthia A. Mahl
Printed Name: Cynthia A. Mahl
Its: Executive Vice President

BANK:	TCF NATIONAL BANK, a national banking association

	By:	/s/ Gus J. Rau
Printed Name: Gus J. Rau
Its: Senior Vice President

	By:	/s/ Robert A. Henry
Printed Name: Robert A. Henry
Its: Executive Vice President